Exhibit 3.2
WHEELER REAL ESTATE INVESTMENT TRUST, INC.
ARTICLES OF AMENDMENT
    Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
    FIRST: The charter of the Corporation (the “Charter”) was recently amended to effect a one-for-ten reverse stock split, with the result that the par value of the authorized shares of the Corporation’s common stock was automatically increased from $0.01 per share, or $2,000,000 in the aggregate, to $0.10 per share, or $20,000,000 in the aggregate, and the Corporation now desires to reduce the par value of such shares back down to $0.01 per share, or $2,000,000 in the aggregate. Accordingly, the Charter is hereby amended by deleting Section 5.1 of the Articles of Incorporation of the Corporation, as amended, restated, supplemented, and corrected to date, and substituting the following in lieu thereof:
5.1 Authorized Shares. The Corporation has authority to issue 215,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 15,000,000 shares of Preferred Stock, without par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $2,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

    SECOND: The amendment to the Charter as set forth above (the “Amendment”) was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

    THIRD: The Amendment does not increase the authorized stock of the Corporation.

    FOURTH: These Articles of Amendment shall be effective (the “Effective Time”) at 5:01 p.m., Eastern Standard Time, on August 17, 2023.

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    IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and President and witnessed and attested by its Secretary on this 16th day of August, 2023, and such persons acknowledged the same to be the act of said corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:                    WHEELER REAL ESTATE INVESTMENT                             TRUST, INC.

By: /s/ Angelica Beltran            By:    /s/ M. Andrew Franklin
Name:    Angelica Beltran             Name:    M. Andrew Franklin
Title:    Secretary                Title:    Chief Executive Officer and President

[Signature Page to Articles of Amendment - Wheeler Real Estate Investment Trust, Inc.]